Exhibit 99.1

[Logo]

CONTACT:

Claudia Natalia                     Joyce Chowla
Artisan Components, Inc.            Artisan Components, Inc.
Corporate Communications            Investor Relations
(408) 548-3172                      (408) 548-3122
claudia@artisan.com                 joyce@artisan.com

                  Artisan Components To Acquire NurLogic Design

SUNNYVALE, Calif., -- October 21, 2002 -- Artisan Components, Inc., (Nasdaq:
ARTI), a leading provider of semiconductor intellectual property (IP) today announced that it has signed a definitive agreement to acquire NurLogic Design, Inc., a privately held technology firm headquartered in San Diego, California. NurLogic supplies high-performance mixed signal and communications IP to the semiconductor industry.
         Under the terms of the agreement, Artisan will acquire NurLogic for consideration of $21 million consisting of a combination of cash and stock and the value of assumed options. The acquisition is expected to close in December 2002, subject to customary closing conditions.
         Artisan believes that NurLogic's strategy of focusing on mixed signal IP required for today's complex system-on-chip (SoC) designs complements Artisan's digital library product focus. With semiconductor process technology driving increased functionality and higher chip speeds, designers require high-performance analog timing blocks (PLL's, DLL's, etc) to meet critical system clock requirements. Increased chip frequencies are driving the need for high-bandwidth I/O functions and NurLogic has products designed to meet these requirements. NurLogic was the first to deliver a HyperTransportTM PHY I/O core in 0.13-micron CMOS offering an aggregate bandwidth of 12.8 Gbps. Adding this capability to Artisan's widely used design platforms expands the set of solutions offered to SoC designers.
         "NurLogic's focus on analog timing functions and high bandwidth connectivity solutions adds complementary elements to Artisan's design platform," said Mark Templeton, president and CEO of Artisan Components. "Bringing together Artisan's and NurLogic's technologies to deliver more comprehensive semiconductor IP solutions makes sense for both companies."

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          "Joining with Artisan offers NurLogic an opportunity to reach a broader customer base with our products, " said William Peavey, president and CEO of NurLogic. "All of us at NurLogic are excited to become a part of the Artisan team."

         Artisan will discuss the acquisition at its fourth quarter and fiscal year-end 2002 earnings conference call to take place after the close of trading on Thursday, October 24, 2002. The conference call will begin at 2:00 p.m. PDT (5:00 p.m. EDT) and will be hosted by Mark Templeton, president and CEO and Joy Leo, chief financial officer. The conference call will be available by telephone at 719-457-2626 and via live webcast at www.vcall.com. A telephonic replay will be available through Thursday, October 31, 2002 at 719-457-0820. The passcode for both Artisan's live conference call and telephonic replay is 495822.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the agreement between Artisan and NurLogic, potential future revenue opportunities to Artisan and the expansion of Artisan's new product development and delivery capacity as a result of the transaction, the integration of Artisan's products with NurLogic's products, Artisan's ability to integrate and retain the NurLogic employees and to retain NurLogic's customers as a result of the transaction.. Actual results may differ materially, and Artisan disclaims any obligation to update or correct this information. These statements are subject to various risks and uncertainties, including the demand for semiconductors and end user products that incorporate semiconductors, and general economic conditions; successful production volumes of integrated circuits using Artisan products; the satisfaction of the conditions to closing set forth in the reorganization agreement; Artisan's ability to motivate and retain NurLogic's employees and to retain and expand the offerings accepted by NurLogic's customers. We refer you also to the documents that Artisan files from time-to time with the Securities and Exchange Commission, in particular the section entitled "Risk Factors" in Artisan's annual report on form 10-K and its quarterly reports on Forms 10-Q. Artisan disclaims any obligation to update or correct the information contained in this press release as a result of financial, business or any other developments occurring after the date of the release.

About NurLogic Design, Inc.

NurLogic Design, Inc. provides high-bandwidth connectivity solutions to the networking and communications industries. NurLogic utilizes its expertise in analog/mixed-signal design and high-performance I/O bus interfaces to develop silicon-proven Intellectual Property (IP) to deliver value-add to its customers. NurLogic products are targeted at CMOS and silicon germanium technologies, and include high-speed connectivity IP,

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analog and mixed-signal IP, and foundation IP. Based in San Diego, California,
NurLogic has regional sales offices in Massachusetts and Silicon Valley. NurLogic is a privately held corporation.

About Artisan Components

Artisan Components, Inc., (Nasdaq: ARTI), is a leading semiconductor intellectual property (IP) provider. The company's design platforms are in use by design teams at over 1000 companies worldwide. Artisan's design platforms provide IC designers with a common interface to a range of process technologies from the world's leading foundries. Built on Artisan's Process-Perfect(TM) memory generators, standard cell and I/O library architectures, Artisan's design platforms include a comprehensive set of views and models supporting leading design tools and methodologies. Artisan's worldwide networks of EDA, IP and design service partners extend the Artisan standard to a complete set of system level design and integration solutions.

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          Artisan Components is a registered trademark and Artisan and
           Process-Perfect are trademarks of Artisan Components, Inc.
              All other trademarks or registered trademarks are the
                      property of their respective owners.